Independent Accountants' Consent
                        --------------------------------


The Board of Directors and Stockholders
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237


We consent to the incorporation by reference in this Registration Statement on Form S-4 of Fidelity Bancorp, Inc. and the related Prospectus of our report dated October 20, 2000, relating to the consolidated statements of financial condition of Fidelity Bancorp, Inc. as of September 30, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000, which report is incorporated by reference in the Annual Report on Form 10-K filed by Fidelity Bancorp, Inc. for the year ended September 30, 2000, and to the reference to our firm under the heading "Experts" in the Registration Statement and the related Prospectus.


/s/KPMG LLP


November 14, 2001
Pittsburgh, Pennsylvania